Exhibit 7.13

EXECUTION COPY

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT, dated as of February 21, 2008, among YPF Sociedad Anónima, an Argentine company (the “Company”), Repsol YPF, S.A., a Spanish company (the “Seller”), Petersen Energía, S.A., a Spanish special purpose company (the “Borrower”), Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, “Petersen” and, together with Borrower, the “Option Parties”), the Option Collateral Agent (as defined below), the Option Administrative Agent (as defined below) and the Holders (as defined below).

Whereas, the Company has established, with the Bank of New York, as depositary (the “Depositary”), an American depositary receipt program (such program and any successor or replacement program, the “ADR Program”) pursuant to the deposit agreement, dated as of July 1, 1993, among the Company and the Depositary and the holders from time to time of the American depository shares (“YPF ADS”) issued thereunder (the “ADR Deposit Agreement”);

Whereas, the Borrower, Credit Suisse, London Branch, acting as sole administrative agent through one or more of its branches or affiliates, and the other lenders identified therein (together with Credit Suisse, the “Senior Lenders”) have entered into a Senior Secured Term Loan Facility, dated as of February 21, 2008 (the “Senior Term Loan Facility”), the proceeds of which will be used by the Borrower, on the date of the initial borrowing thereunder, together with other proceeds, to pay, among other things, the purchase price of 58,603,606 YPF ADSs, whose underlying Class D shares, par value 10 pesos per share (each, a “Class D Share”), of the Company, represented, as of the date hereof, 14.9% of the total share capital of the Company (the “Acquired ADSs”);

Whereas, the Borrower has issued a US$1,015,000,000 subordinated secured note to the Seller, the obligations of the Borrower under which will be secured by a perfected first-priority pledge over 9,832,819 of the Acquired ADSs for the benefit of Repsol YPF, S.A., as such pledged American depository shares may be adjusted under the Senior Collateral Documents (as defined below) (the “Repsol Pledged ADSs,” and the Acquired ADSs excluding the Repsol Pledged ADSs are the “Senior Loan ADSs”);

Whereas, each Senior Loan ADS is represented by one American depositary receipt issued by the Depositary (collectively, the “Restricted ADRs”);

Whereas, the obligations of the Borrower under the Senior Term Loan Facility will be secured by, among other things, a perfected first priority pledge of all the Senior Loan ADSs and Restricted ADRs pursuant to the Senior Collateral Documents;

Whereas, the Seller has granted to the Option Parties an option to purchase from Seller additional YPF ADSs and/or Class D Shares of the Company representing up to an additional 10.1% of the total share capital of the Company (the “Option” and any such additional ADSs or Class D Shares, the “Option Securities”) in accordance with the terms and subject to the conditions set forth in one or more Option Agreements, dated February 21, 2008 (the “Option Agreements”);

Whereas, in connection with the exercise of the Option, the Option Parties may seek to finance all or a portion of the purchase price of the Option Securities (each such financing, an “Option Financing” and any loan or credit agreement entered in connection therewith, the “Option Financing Facility”);

Whereas, on the date hereof and concurrently herewith, the Company, the Seller, the Borrower, the Senior Collateral Agent and the Senior Administrative Agent are entering into a separate Registration Rights Agreement in respect of the Senior Loan ADSs (the “Senior Lenders RRA”) in the form attached as Exhibit A hereto;

Whereas, as contemplated herein, the Option Parties may, in connection with any Option Financing, assign to the relevant providers of such Option Financing (the “Option Lenders”) the registration rights provided hereunder (which registration rights are substantially similar to the registration rights granted to the Senior Holders under the Senior Lenders RRA), upon which assignment the Option Collateral Agent and Option Administrative Agent shall become a party to this Agreement and in the case that the Option Parties exercise the Option on more than one occasion and obtain financing from one or more separate groups of Option Lenders, the Seller and the Company hereby agree to enter into additional Registration Rights Agreements, in substantially the same form as this Agreement, in connection with each such separate Option Financing;

Whereas, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement (as defined below) under the Securities Act (as defined below) on February 20, 2008 with respect to the Class D shares comprising or underlying the Registrable Shares and the Senior Loan ADSs;

Whereas, the Company has unrestricted American depositary shares, each representing one Class D Share issued under the ADR Deposit Agreement (the “Unrestricted ADRs”) which are listed on the New York Stock Exchange and the Class D Shares are authorized for public offering in Argentina and are listed on the Buenos Aires Stock Exchange;

Whereas, in connection with the Option Agreements, the Company and the Seller have agreed to provide the Option Parties and each Option Lender with the rights set forth in this Agreement; and

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired ADSs” shall have the meaning set forth in the introductory clauses hereof.

“Additional Amounts” shall have the meaning set forth in Section 10(o) hereof.

“ADR Program” shall have the meaning set forth in the introductory clauses hereof.

“Authorized Agent” shall have the meaning set forth in Section 10(n) hereof.

“Advice” shall have the meaning set forth in Section 4 hereof.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York, London or Buenos Aires, Argentina are not required to be open.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock issued by such person, including each class of common stock and preferred stock of such person and any depositary receipts evidencing Capital Stock.

“Collateral Trigger Event” means acceleration of the Option Financing Facility following the occurrence and continuation of an “event of default” (as such term may be defined in the Option Financing Facility).

“Company” shall have the meaning set forth in the introductory clauses hereof.

“Controlling Holder” means one or more Holders representing more than 50% of the number of outstanding Registrable Shares.

“Delay Period” shall have the meaning set forth in Section 2(c) hereof.

“Depositary” shall have the meaning set forth in the introductory clauses hereof.

“Effectiveness Period” shall have the meaning set forth in Section 2(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” shall have the meaning set forth in Section 4(m) hereof.

“Holder” means (i) initially the Option Collateral Agent and (ii) upon the occurrence of a Collateral Trigger Event each holder of Registrable Shares.

“Interruption Period” shall have the meaning set forth in Section 4 hereof.

“indemnified party” shall have the meaning set forth in Section 7(c) hereof.

“indemnifying party” shall have the meaning set forth in Section 7(c) hereof.

“Inspector” shall have the meaning set forth in Section 4(i) hereof.

“Liquidated Damages Amount” shall mean, as of the relevant date of determination, an amount payable per Registrable Share outstanding equal to the aggregate outstanding principal amount under the Option Financing Facility as of such date of determination divided by the number of Registrable Shares outstanding as of such date (adjusted for any share split or combination), multiplied by the number of days during which a Collateral Trigger Event has occurred and is continuing and a Registration Default exists, multiplied by 0.05, and divided by 365.

              “Lock-Up Notice” means a written notice, provided by the Option Administrative Agent, with a copy delivered to the Option Collateral Agent, informing the Company that the Holders intend to offer their Registrable Shares in a firm underwritten offering and that the managing underwriter thereof has informed the Option Administrative Agent in writing that it is advisable and beneficial to the success of the offering (including the price per share of the Registrable Shares to be sold) that the Company enter into a lock-up agreement with respect to its capital stock.  The Option Administrative Agent may only deliver a Lock-Up Notice if the Holders have a good faith intention to sell at least one half of the number of Registrable Shares outstanding.

“Lock-Up Period” shall have the meaning set forth in Section 4(l) hereof.

“Losses” shall have the meaning set forth in Section 7(a) hereof.

“Offering Notice” shall mean any written communication provided to the Company in accordance with Section 10(c) hereof informing the Company of the good faith intention of such Holder to sell or otherwise dispose of any Registrable Shares owned by such Holder.  Such Offering Notice shall be effective until rescinded by the delivering Holder.

“Option” shall have the meaning set forth in the introductory clauses hereof.

“Option Administrative Agent” means any bank or financial institution hereinafter appointed by the Option Lenders as administrative agent under the Option Financing Facility, which bank or financial institution shall become a party to this Agreement upon execution and delivery to the Company, the Seller and the Option Parties of the Joinder Agreement in the form attached hereto as Exhibit B.

“Option Agreements” shall have the meaning set forth in the introductory clauses hereof.

“Option Anti-Dilution Filing” shall have the meaning set forth in Section 4(a).

“Option Collateral Agent” means any bank or financial institution hereinafter appointed by the Option Lenders as collateral agent under the Option Financing Facility, which bank or financial institution shall become a party to this Agreement upon execution and delivery to the Company, the Seller and the Option Parties of the Joinder Agreement in the form attached hereto as Exhibit B.

“Option Collateral Documents” means any security agreement, pledge agreement, account control agreement and any other document or agreement ancillary or related thereto entered into among the Option Parties, the Option Collateral Agent and/or the Option Administrative Agent in connection with the Option Financing.

“Option Financing” shall have the meaning set forth in the introductory clauses hereof.

“Option Financing Facility” shall have the meaning set forth in the introductory clauses hereof.

“Option Lenders” shall have the meaning set forth in the introductory clauses hereof.

“Option Parties” shall have the meaning set forth in the introductory clauses hereof.

“Option Securities” shall have the meaning set forth in the introductory clauses hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Petersen” shall have the meaning set forth in the introductory clauses hereof.

“Prospectus” means the prospectus included in any registration statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or 430B), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares and Senior Loan ADSs covered by such registration statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Records” shall have the meaning set forth in Section 4(i) hereof.

“Registrable Shares” means any Option Securities, unless (i) they have been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective Registration Statement or (ii) such securities may be freely transferred without registration under the Securities Act (as determined by an opinion (addressed to the Option Administrative Agent and the Depositary, with a copy delivered to the Option Collateral Agent) of nationally recognized U.S. counsel to the Company, which counsel must also be reasonably satisfactory to the Option Administrative Agent).  In addition, a Holder’s securities shall cease to constitute Registrable Shares if all of the Registrable Shares held by such Holder (and its affiliates, partners, members and former members) may be sold under Rule 144 during any 90-day period (as determined by an opinion (addressed to the Option Administrative Agent and the Depositary, with a copy delivered to the Option Collateral Agent) of nationally recognized U.S. counsel to the Company, which counsel must also be reasonably satisfactory to the Option Administrative Agent). Registrable Shares shall not include any securities owned by the Company or any of its subsidiaries.

“Registration Default” shall have the meaning set forth in Section 8 hereof.

“Registration Statement” means the Company’s Registration Statement on Form F-3 (Reg. No. 333-149313) or any other registration statement under the Securities Act filed by the Company that registers the transfer of any of the Class D shares comprising or underlying Registrable Shares pursuant to the provisions of this Agreement and of any Senior Loan ADSs pursuant to the Senior Lenders RRA, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.  The term “Registration Statement” shall also include any registration statement filed pursuant to Rule 462(b) to register additional securities in connection with any offering.

“Repsol Pledged ADSs” shall have the meaning set forth in the introductory clauses hereof.

“Restricted ADRs” shall have the meaning set forth in the introductory clauses hereof.

“SEC” shall have the meaning set forth in the introductory clauses hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” shall have the meaning set forth in the introductory clauses hereof.

“Senior Administrative Agent” means Credit Suisse, London Branch, as Administrative Agent under the Senior Term Loan Facility.

“Senior Collateral Agent” mean HSBC Bank plc, as Collateral Agent under the Senior Term Loan Facility.

“Senior Collateral Documents” shall have the meaning assigned to the term “Collateral Documents” under the Senior Term Loan Facility.

“Senior Holders” shall have the meaning assigned to the term “Holders” under the Senior Lenders RRA.

“Senior Lenders” shall have the meaning set forth in the introductory clauses hereof.

“Senior Lenders RRA” shall have the meaning set forth in the introductory clauses hereof.

“Senior Loan ADSs” shall have the meaning set forth in the introductory clauses hereof.

“Senior Term Loan Facility” shall have the meaning set forth in the introductory clauses hereof.

“underwritten registration” or “underwritten offering” means a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

“Unrestricted ADRs” shall have the meaning set forth in the introductory clauses hereof.

Section 2.   Effectiveness of Registration Statement and Sales under Registration Statement.  (a)  The Company shall, and the Seller shall, in its capacity as a shareholder of the Company, cause the Company to, use commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable, and in any event no later than (i) 20 days after the date of this Agreement if the staff of the SEC determines not to review the Registration Statement and grants a timely request by the Company for acceleration of the effectiveness of the Registration Statement and

(ii) 150 days after the date of this Agreement if the staff of the SEC reviews the Registration Statement or fails to timely approve such request.

(b)  Subject to clauses (c) and (d) below and Section 4(a), the Company shall, and the Seller shall, in its capacity as a shareholder of the Company, cause the Company to, use commercially reasonable efforts to keep the Registration Statement continuously effective and usable for the resale of the Registrable Shares covered thereby in accordance with the intended method or methods of disposition described therein until such date as (i) all amounts due and owing under the Option Financing Facility shall have been re-paid, (ii) there are no Registrable Shares outstanding, or (iii) all of the Registrable Shares covered by such Registration Statement (A) have been sold pursuant to such Registration Statement or (B) may be sold under Rule 144 during any 90-day period (as determined by an opinion (addressed to the Option Administrative Agent and the Depositary, with a copy delivered to the Option Collateral Agent) of nationally recognized U.S. counsel to the Company, which counsel must also be reasonably satisfactory to the Option Administrative Agent) (such period of continuous effectiveness is hereinafter referred to as the “Effectiveness Period”).

(c)  The Company shall be entitled to suspend the use of any effective Registration Statement under this Section 2, for a reasonable period of time, but not in excess of 30 days (a “Delay Period”), if the Board of Directors of the Company determines that in the Board of Directors’ reasonable judgment and good faith, the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its material subsidiaries or affiliates or would require or result in premature disclosure thereof and promptly gives the Holders written notice of such determination, provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed 60 days and (ii) a period of at least 60 days shall elapse between the termination of any Delay Period and the commencement of the immediately succeeding Delay Period.  The Company shall not be entitled to initiate or continue a Delay Period unless it shall (A) concurrently prohibit sales by all other security holders under registration statements covering securities held by such other security holders; and (B) in accordance with the Company’s policies from time to time in effect, if any, forbid purchases and sales in the open market by senior executives of the Company.

(d)  Notwithstanding anything contained in this Agreement, the Company shall be entitled to suspend the use of any effective Registration Statement (i) during the period from April 1 to June 1 of each calendar year for so long as it has not yet filed a Form 20-F for the preceding fiscal year, provided that the Company shall use commercially reasonable efforts to make such a Form 20-F filing with the SEC as soon as practicable after April 1st of each calendar year, and (ii) in connection with any acquisition or similar transaction by the Company or any of its Affiliates that requires the inclusion of separate financial statements and/or pro forma financial statements in the Registration Statement for so long as is reasonably necessary to prepare such statements.

(e)  The Company shall not include any securities that are not Registrable Shares or Senior Loan ADSs in any Registration Statement filed pursuant to this Section 2 without the prior written consent of the Option Administrative Agent on behalf of the Controlling Holders covered by such Registration Statement.

(f)  Within three Business Days following the Option Administrative Agent obtaining knowledge of the occurrence of an “event of default” (as such terms may be defined in the Option Financing Facility), the Option Administrative Agent shall give written notice thereof to the Company and Seller, with a copy delivered to the Option Collateral Agent.

(g)  Upon the occurrence of a Collateral Trigger Event, the Option Administrative Agent shall give written notice to the Company, Borrower and Seller, with a copy delivered to the Option Collateral Agent, informing them of the Collateral Trigger Event and any resale of Registrable Shares under the Registration Statement shall not commence until at least three Business Days after receipt of such notice by the Company and Seller.

Section 3.  Argentine Registration.  The Company shall, and the Seller shall, in its capacity as a shareholder of the Company, cause the Company to, use commercially reasonable efforts to keep the Company’s Class D shares authorized for public offering with the Argentine Comisión Nacional de Valores and listed with the Buenos Aires Stock Exchange.  The Company will be entitled to require the Holders or the underwriter participating in any offering hereunder to suspend such public offering of the Company’s Class D Shares during a Delay Period; provided the conditions set forth in Section 2(c) are met during the period set forth in Section 2(d).

Section 4.  Procedures and Further Agreements.  In connection with the registration obligations of the Company pursuant to and in accordance with Section 2 hereof (and subject to Section 2) and for so long as there are any Registrable Shares (except as provided for in Section 10(a)), the Company shall and the Seller shall, in its capacity as a shareholder of the Company, cause the Company to:

(a)
prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable to the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Option Administrative Agent, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this clause (a) if it has complied with Rule 158 under the Securities Act), cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and, in the event that the Company issues any shares of Capital Stock or consummates a capital increase following the date hereof, promptly prepare and file with the SEC all such supplements and/or amendments (including post-effective amendments) to the Registration Statement (any such filing, an “Option Anti-Dilution Filing”) in order to register additional Class D shares and ADSs of the Company so that the number of Registrable Shares registered pursuant to the Registration Statement (excluding any Senior Loan ADSs) at all times represents at least 10.1% of the outstanding capital stock of the Company;

(b)
notify the Option Administrative Agent promptly and (if requested in writing) confirm such notice in writing, with a copy delivered to the Option Collateral Agent, (i) when any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement and any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the related Prospectus or for additional information regarding such Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose of which the Company has received notice, and (v) of the happening of any event that requires the making of any changes in the Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(c)
use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement or the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States, and to obtain the lifting or withdrawal of any such order at the earliest practicable time;

(d)
if requested in writing by the Option Administrative Agent, furnish to the Option Administrative Agent and any Holder of any Registrable Shares covered by such Registration Statement, counsel for the Holders and each managing underwriter, if any, without charge, one conformed copy of the Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as the Option Administrative Agent may reasonably request in order to facilitate the disposition of the Registrable

Shares of the Holders covered by such Registration Statement in conformity with the requirements of the Securities Act, provided that the Company shall have no obligation to provide any document pursuant to this clause (d) that is available on the SEC’s EDGAR system;

(e)
prior to any public offering of Registrable Shares covered by the Registration Statement, use commercially reasonable efforts to register or qualify such Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions in the United States as the Administrative Agent on behalf of the Controlling Holders shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

(f)
upon the occurrence of any event contemplated by paragraph 4(b)(v) above, prepare a supplement or post-effective amendment to, or an Exchange Act filing incorporated by reference into, the Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)	use commercially reasonable efforts to maintain the ADR Program until all amounts due under the Option Financing Facility are no longer outstanding;

(h)
use commercially reasonable efforts to cause (i) all Class D Shares and Unrestricted ADRs to continue to be listed on The New York Stock Exchange (including seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market), and (ii) all Class D Shares to continue to be listed on the Buenos Aires Stock Exchange and any other stock exchange upon which the Company has Class D Shares listed;

(i)
following the occurrence of a Collateral Trigger Event, make available for inspection by any attorney retained by the underwriter participating in any offering pursuant to the Registration Statement or by the Option Administrative Agent on behalf of the Controlling Holders (collectively, the “Inspectors”), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and Affiliates (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement satisfactory to the Company and that the foregoing inspection shall be coordinated on behalf of all Inspectors by counsel to such underwriters;

(j)
following the occurrence of a Collateral Trigger Event and on no more than once in any twelve-month period, make its senior executive officers available (i) to meet with the Holders or the Option Administrative Agent, the Inspectors and the underwriters of any offering under the Registration Statement to discuss the business, operations and financial condition of the Company and the industries in which it operates so that Holders, the underwriters and any other participants in a distribution of Registrable Shares may establish a reasonable due diligence defense under the Securities Act (in addition, at the request of the Option Administrative Agent on behalf of the Controlling Holders, the Company shall make available its senior executives for customary bring down due diligence calls on the launch, pricing and closing date of any offering of Registrable Shares); and (ii) to participate in one customary offering “road show” per year with representatives of any underwriters in Argentina, the United States and Canada, Europe and Asia to meet with potential investors identified by the underwriters to discuss the business, operations and financial condition of the Company and the industries in which it operates in order to facilitate the offering and distribution of any Registrable Shares; provided, however, that each such “road show” shall not be longer than five Business Days and shall not materially disrupt the business of the Company and the Company shall only be obligated to participate in such “road show” if requested to do so by the Option Administrative Agent.  In connection with any “road show” the Company shall prepare customary marketing materials in a manner consistent with other issuances of securities similar to the Registrable Shares;

(k)
following the occurrence of a Collateral Trigger Event and no more than once in any twelve-month period, enter into an underwriting agreement (in form, scope and substance as is customary in underwritten offerings by the Company, including customary indemnification of the Underwriters) and take such other appropriate and reasonable actions requested by the Option Administrative Agent in order to expedite or facilitate the disposition of such Registrable Shares, and in such connection, (i) if requested in the underwriting agreement, use commercially reasonable efforts to obtain opinions and negative assurance letters of counsel to the Company and updates thereof (which counsel and opinions and letters (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and its counsel), addressed to each selling Holder of Registrable Shares covered by such Registration Statement and each of the underwriters as to the matters customarily covered in opinions and negative assurance letters requested in underwritten offerings, and such other matters as may be reasonably requested by such counsel and underwriters, (ii) commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Registrable Shares covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession or the internal policies of such public accountants) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iii) in the underwriting agreement, provide indemnification provisions and procedures customary for underwritten public offerings.  The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(l)
if the Option Administrative Agent on behalf of the Controlling Holders delivers to the Company a Lock-Up Notice, for the period specified below, not, directly or indirectly, take any of the following actions with respect to its Capital Stock:  (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Capital Stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Capital Stock, (iii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Capital Stock whether any such aforementioned transaction is to be settled by delivery of the Capital Stock or such other securities in cash or otherwise (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Capital Stock within the meaning of Section 16 of the Exchange Act, (v) file with the SEC a registration statement under the Securities Act relating to Capital Stock, or (vi) publicly disclose the intention to make any such offer, sale, issue, pledge, grant or to enter into any such transaction, swap, hedge or other arrangement, without the prior written consent of the Option Administrative Agent except (a) for issuances of grants of employee stock options or equity awards pursuant to the terms of a Company plan in effect on the date of this Agreement or issuances of Capital Stock pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date of this Agreement, (b) in accordance with the terms of this Agreement, and (c) for purchases of Capital Stock of officers or employees of the Company selling Capital Stock to the

Company, the proceeds of which will be used in respect of grants under the terms of a Company plan then in effect.  The Lock-Up Period will commence on the date that a Lock-Up Notice is delivered to the Company, provided that such Lock-Up Notice may not be delivered earlier than the commencement of the “road show” for the firm underwritten offering to which the Lock-Up Notice relates, and continue for 90 days after the earlier of the closing of such offering or 110 days after the date such Lock-Up Notice is delivered (the “Lock-Up Period”); provided, however, if (1) during the last 17 days of the lock-up period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable.  The Company will provide the Option Administrative Agent with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period, with a copy delivered to the Option Collateral Agent.  The Company shall only be required to be “locked-up” pursuant to this paragraph (l) two times; provided, however, that the Option Administrative Agent may rescind a Lock-Up Notice at any time and if such Lock-Up Notice is rescinded within 10 business days of delivery thereof, such rescinded Lock-Up Notice shall not be counted toward the Lock-Up Periods described at the beginning of this sentence; and, provided that, the Option Administrative Agent shall only deliver one Lock-Up Notice in any twelve-month period unless rescinded as described immediately above;

(m)	cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”);

(n)	include such information regarding the plan of distribution of the Registrable Shares in any Registration Statement and Prospectus as the Holders may reasonably request; and

(o)	cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement.

The Company may require the Option Parties and each Holder of Registrable Shares covered by a Registration Statement to furnish such information, within ten Business Days of any such request, regarding the Option Parties or such Holder and the Holder’s intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing.  If any Holder fails to furnish such information within ten Business Days after receipt of such request, notwithstanding anything to the contrary in this Agreement the Company may exclude such Holder’s Registrable Shares from such Registration Statement.

Each Holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt by the Option Administrative Agent of any notice from the Company of the happening of any event of the kind described in Section 4(b)(ii), 4(b)(iii), 4(b)(iv) or 4(b)(v) hereof, such Holder shall discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(f) hereof, or until the Option Administrative Agent is advised in writing (the “Advice”), with a copy delivered to the Option Collateral Agent, by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Option Administrative Agent shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.

The Option Administrative Agent and each Holder of Registrable Shares covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering of such Registrable Shares.

If the Option Administrative Agent on behalf of the Controlling Holders delivers to the Company a Lock-Up Notice, for the Lock-Up Period, the Seller will not, directly or indirectly, take any of the following actions with respect to the Company’s Capital Stock:  (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of the Company’s Capital Stock, (ii) offer, sell, contract to sell, contract to purchase or grant any option, right or warrant to purchase the Company’s Capital Stock, (iii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s Capital Stock whether any such aforementioned transaction is to be settled by delivery of the Company’s Capital Stock or such other securities in cash or otherwise (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the Company’s Capital Stock within the meaning of Section 16 of the Exchange Act, or (v) publicly disclose the intention to make any such offer, sale, issue, pledge, grant or to enter into any such transaction, swap, hedge or other arrangement, without the prior written consent of the Option Administrative Agent.  The Seller shall only be obligated to be “locked-up” so long as the Company shall be locked-up pursuant to Section 4(l) hereof.

              Section 5.  Registration Expenses.  (a)  The Borrower shall reimburse the Company (i) all costs, fees and expenses solely incident to the Company’s performance of or compliance with this Agreement and the Senior Lenders RRA (as described in

Section 5(c) below) incurred by the Company prior to January 1, 2009 and (ii) all SEC filing  fees in connection with any Option Anti-Dilution Filing, provided that the Borrower shall not be required to reimburse the Company for any costs, fees and expenses set forth in the preceding clause (i) unless the Company has documented, to the Borrower’s reasonable satisfaction, that such costs, fees and expenses are solely attributable to the Company’s performance of this Agreement and the Senior Lenders RRA and provided further that the Borrower’s reimbursement obligation hereunder shall not exceed, in the aggregate, US$700,000.  For the avoidance of doubt, the Borrower shall not be obligated hereunder to pay any amount in respect of (i) any Liquidated Damages Amount or (ii) any indemnity or contribution under Section 7 hereof.

(b)  The Seller shall pay all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement and the Senior Lenders RRA (as described in Section 5(c) below) incurred by the Company (i) in excess of the US$700,000 cap provided for in clause (a) above and (ii) on or after January 1, 2009. For the avoidance of doubt, the Seller shall not be obligated hereunder to pay any amount in respect of (i) any Liquidated Damages Amount or (ii) any indemnity or contribution under Section 7 hereof.

(c)  The costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement include, without limitation (i) all registration and filing fees, including FINRA filing fees, (ii) all fees and expenses of compliance with securities or Blue Sky laws of the United States and states therein, including reasonable and documented fees and disbursements of local and special counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the Holders or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of local and special counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any “cold comfort” letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) all fees and expenses payable in connection with the Company maintaining the authorization for public offering in Argentina of the Class D Shares, and the listing of such shares on the Buenos Aires Stock Exchange and any other stock exchange upon which the Company has Class D Shares listed and (viii) all other reasonable costs, fees and expenses incurred by the Company as a result of its performance or compliance with this Agreement.

(d)  The fees and expenses of any persons retained by any Holder, and any discounts, commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Holder, will be payable by such Holder and none of the Company, the Option Parties or the Seller will have any obligation to pay any such amounts.

(e)    To the extent that any Holder of Registrable Shares include their Registrable Shares in any offering under the Senior Lenders RRA, costs, fees and expenses to be paid by the Holders of Registrable Shares and Senior Holders will be shared pro rata in proportion to the number of Senior Loan ADSs or Registrable Shares offered by each of them.

Section 6.  Underwriting Requirements.  (a)  In the case of any underwritten offering pursuant to a Registration Statement, the Option Administrative Agent shall select the institution or institutions that shall manage or lead such offering, subject to the reasonable approval of such institution(s) by the Company.  In selecting such institutions, the Option Administrative Agent shall consult with the Seller.  No Holder may participate in any underwritten public offering unless such Holder (i) agrees to sell such Holder’s Registrable Shares included in the offering on the basis provided for in any underwriting arrangements agreed to by the Option Administrative Agent included in such underwritten public offering and (ii) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.  The Option Administrative Agent shall give the Senior Administrative Agent a written notice of any underwritten offering pursuant to this section at least ten Business Days prior to the commencement of such offering and shall allow the Senior Holders the option to participate in such offering subject to Section (6)(c) below to the extent the Senior Administrative Agent provides a written request to have Senior Loan ADSs included in such offering at least five Business Days prior to the commencement of such offering.  The Option Administrative Agent shall have no obligation to include such Senior Loan ADSs in any offering conducted pursuant to this Agreement unless the sellers of such Senior Loan ADSs comply with Sections 5(e), 6(b), 6(c), 6(e) and 7(c) of the Senior Lenders RRA.

(b)  The Holders of Registrable Shares may participate in any underwritten public offering directed by the Senior Administrative Agent.  No Holder of Registrable Shares may participate in any underwritten public offering directed by the Senior Administrative Agent unless such Holder of Registrable Shares (i) agrees to sell such Holder’s Registrable Shares included in such offering on the basis provided for in any underwriting arrangements agreed to by the Senior Administrative Agent included in such underwritten public offering, (ii) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements and (iii) has complied with Sections 5(e), 6(b), 6(c), 6(e) and 7(c) of this Agreement.

(c)  In connection with any underwritten offering pursuant to a Registration Statement conducted pursuant to this Agreement in which more than one Holder participates or in which the Senior Holders participate along with such Holders, in the event that the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Shares and, if applicable, the Senior Holders to be included in such offering that the total number of Registrable Shares and, if applicable, Senior Loan ADSs to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Shares and Senior Loan ADSs to be sold), then the amount of Registrable Shares and Senior Loan ADSs to be offered for the account of such Holders or such Senior Holders shall be reduced pro rata on the basis of the total number of Registrable Shares and Senior Loan ADSs to be offered by each such Holder and Senior Holder; it being understood and agreed that, for the avoidance of doubt, such reduction shall be effected on a pari passu and pro rata basis among all Registrable Shares and Senior Loan ADSs to be included in such offering.

(d)  If the Option Administrative Agent on behalf of the Controlling Holders delivers to the Company and the other Holders a Lock-Up Notice pursuant to this Agreement, each of the Holders will not, directly or indirectly, take any of the following actions with respect to the Capital Stock of the Company:  (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Capital Stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Capital Stock, (iii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Capital Stock whether any such aforementioned transaction is to be settled by delivery of the Capital Stock or such other securities in cash or otherwise (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Capital Stock within the meaning of Section 16 of the Exchange Act, or (v) publicly disclose the intention to make any such offer, sale, issue, pledge, grant or to enter into any such transaction, swap, hedge or other arrangement, without the prior written consent of the Option Administrative Agent.  The Holders shall only be obligated to be “locked-up” so long as the Company shall be locked up pursuant to Section 4(l) hereof.

(e)  If the Senior Administrative Agent delivers to the Company and the other Senior Holders a Lock-Up Notice and a copy of such notice is delivered to the Option Administrative Agent, upon receipt of a written request from the Senior Administrative Agent at least 15 Business Days in advance, each of the Holders of Registrable Shares will not, directly or indirectly, take any of the following actions with respect to the Capital Stock of the Company:  (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Capital Stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Capital Stock, (iii) enter into a transaction which would have the same effect, or enter into any swap, hedge or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Capital Stock whether any such aforementioned transaction is to be settled by delivery of the Capital Stock or such other securities in cash or otherwise (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Capital Stock within the meaning of Section 16 of the Exchange Act, or (v) publicly disclose the intention to make any such offer, sale, issue, pledge, grant or to enter into any such transaction, swap, hedge or other arrangement, without the prior written consent of the Option Administrative Agent.  The Holders of Registrable Shares shall only be obligated to be “locked-up” so long as the Company shall be locked up pursuant to Section 4(l) hereof.

Section 7.  Indemnification.   (a)  Indemnification by the Company.  The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the officers, directors and agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, costs (including, without limitation, reasonable costs of investigation or preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”) incurred by or with respect to such Holder in its capacity as a seller of Registrable Shares pursuant to such Registration Statement or Prospectus, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or in the case of any prospectus or form of prospectus or amendment or supplement thereto, arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, except (i) insofar as the same are based upon information furnished in writing to the Company by or on behalf of such Holder expressly for use therein, (ii) in the case of an Interruption Period, the use by any Holder of an outdated or defective Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(f) hereof, or until such Holder receives Advice from the Company that the use of the applicable Prospectus may be resumed or (iii) to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in a Registration Statement or Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Registration Statement or the Prospectus that is delivered or made available to the Holder and the Holder thereafter fails to deliver or make available such Registration Statement or Prospectus as so amended or supplemented prior to or concurrently with the sale of the Registrable Securities to the person asserting such Losses; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to any amount paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b)  Indemnification by Holder of Registrable Shares pursuant to this Agreement.  In connection with any Registration Statement under which a Holder is offering Registrable Shares pursuant to this Agreement, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with such Registration Statement or the related Prospectus and such Holder agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, agents or employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the directors, officers, agents or employees of such controlling Persons, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or the related

Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus or form of prospectus or amendment or supplement thereto, in light of the circumstances in which there were made), to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon information so furnished in writing by or on behalf of such Holder to the Company expressly for use in such Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus.  The Company shall be entitled to receive customary indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution of such Registrable Shares with respect to information furnished in writing by such persons expressly for use in such Registration Statement or Prospectus.

(c)  Indemnification by Senior Holders.  In connection with any Registration Statement under which a Senior Holder is offering Senior Loan ADSs pursuant to the Senior Lenders RRA, such Senior Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with such Registration Statement or the related Prospectus and such Holder agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, agents or employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the directors, officers, agents or employees of such controlling Persons, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus or form of prospectus or amendment or supplement thereto, in light of the circumstances in which there were made), to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon information so furnished in writing by or on behalf of such Holder to the Company expressly for use in such Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus.

(d)  Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall give prompt written notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any proceeding (including any investigation by any governmental authority) with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure.  The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:  (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are in addition to or are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any claim or proceeding or separate but substantially similar or related claim or proceedings in the same jurisdiction, arising out of the same general allegations of circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties.  Whether or not such defense is assumed by the indemnifying party, such indemnifying party shall not be subject to any liability for any settlement made without its written consent.  The indemnifying party shall not consent to entry of any judgment or enter into any settlement that (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder and (B) includes a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e)  Contribution.  If the indemnification provided for in this Section 7 is applicable in accordance with its terms but is legally unavailable to an indemnified party in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 7(c), any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provision of this Section 7(d), an indemnifying party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of the Registrable Shares sold by such Holder (net of all underwriting discounts and commissions) exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8. Damages.  If the Company fails to keep continuously effective, supplemented and amended a Registration Statement pursuant to Section 2(b) hereof (except as provided for in Section 2(c) and 2(d) of this Agreement)(each such event a “Registration Default”) after a Collateral Trigger Event has occurred and is continuing, then the Company agrees it shall pay to the Option Collateral Agent for the benefit of the Holders a penalty in cash in an amount equal to the Liquidated Damages Amount.  Accrued liquidated damages, if any, shall be payable within 45 days of the first Registration Default and every 90 days thereafter if such Registration Default is continuing.  This obligation to pay liquidated damages will cease on the date that all Registration Defaults have been cured and shall be the Company’s sole liability for breach of Section 2(b) of this Agreement.

Section 9. Rule 144 Information.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Shares to the public without registration, the Company agrees to use commercially reasonable efforts to and the Seller shall, in its capacity as a shareholder of the Company, cause the Company to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times that the Company is subject to the reporting requirements of the Securities Act or the Exchange Act, and for so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act.

(b) Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

(c) Furnish to any Holder forthwith upon request, after the occurrence of a Collateral Trigger Event, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Securities Act and the Securities Exchange Act of 1934, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration, provided that the Company shall have no obligation to provide any document that is available on the SEC’s EDGAR system.

Section 10.  Miscellaneous.  (a)  Termination.  This Agreement and the obligations of the Company, the Seller, the Option Parties and the Holders hereunder (other than Section 7 hereof and other than pursuant to the following sentence) shall terminate on the earlier of the first date on which (i) no Registrable Shares remain outstanding, and (ii) all amounts due under all Option Financing Facilities have been repaid.  Notwithstanding any contrary provision in this Agreement (including the foregoing sentence), so long as the Option Collateral Agent (together with any other collateral agent under any other Option Financing) shall hold, control or have a pledge over at least 7,374,614 Option Securities (adjusted for any share split or combination) regardless of whether any Option Securities may be freely transferred without registration pursuant to Rule 144 of the Securities Act (x) the obligations of the Company under Section 4(g) and (h) shall continue and (y) at the request of the Option Administrative Agent, the Company shall make its senior executive officers available to participate in one customary offering “road show” (at the Holders’ expense) in Argentina, the United States and Canada, Europe and Asia to meet with potential investors identified by underwriters or the Option Administrative Agent to discuss the business, operations and financial condition of the Company and the industries in which it operates in order to facilitate the offering and distribution of any Option Securities; provided, however, that such “road show” shall not be longer than five Business Days and shall not materially disrupt the business of the Company, in each case; provided that such Option Securities shall not have previously been sold pursuant to an effective Registration Statement or in an underwritten public offering pursuant to this Agreement.  For the avoidance of doubt, the obligation of the Company to participate in the roadshow described in this Section 10(a) shall not create any obligation on behalf of the Company to register any sale or other transfer of Option Securities under any U.S. securities laws.

(b)  Execution by the Company; Additional RRAs.  In accordance with the terms of the Option Agreements, the Seller agrees to take all necessary action to cause the Company to execute and deliver its counterpart signature to this Agreement by no later than March 10, 2008.  The Seller and the Company further agree to promptly enter into additional Registration Rights Agreements, in substantially the same form as this Agreement, in connection with any separate Option Financing obtained by the Option Parties (in the event that the Option Parties exercise the Option on more than one occasion in accordance with the terms of the Option Agreements).

(c)  Notices.  All notices or communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

(i)            To the Company:

YPF Sociedad Anónima
At. Alejandro Quiroga
Dirección de Servicios Jurídicos
Av. R.S. Peña 777
Ciudad de Buenos Aires, Agentina, C1035AAC
Facsimile: +54 11 4329 5547.

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn: Nicholas A. Kronfeld
Facsimile No.: (212) 450-3800
Email: nicholas.kronfeld@dpw.com

(ii)           To the Seller:

REPSOL YPF, S.A.
Paseo de la Castellana 278
28046 Madrid
Spain
Attn: Chief Financial Officer
Facsimile:  +34 91 314 2935
Corporate Director of Legal Services
Facsimile:  +34 91 348 9492
Corporate Director of Tax and Finance
Facsimile:  +34 91 348 8846

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn: Nicholas A. Kronfeld
Facsimile No.: (212) 450-3800
Email: nicholas.kronfeld@dpw.com

(iii)          To the Option Parties:

Grupo Petersen
Cerrito 740, Piso 1, (C1010AAP)
Buenos Aires, Argentina,
Telecopier:  +54-11-45-555-0162
Attention:  Mauro Dacomo,

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Neue Mainzer Strasse 52
60311 Frankfurt am Main
Attn: Andrés de la Cruz
Tel +49 69 97103-0
Fax +49 69 97103-199

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, (ii) upon transmission, if sent by confirmed telecopier, (iii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iv) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address or to such other telecopier number as such party may designate in writing from time to time).

(d)  Separability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(e)  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns.  The rights to cause the Company to register Registrable Shares pursuant to Sections 2 and 3 may be assigned in connection with any transfer or assignment by a Holder of Registrable Shares, provided that such transfer may otherwise be effected in accordance with applicable securities laws.  No transfer or assignment will divest a Holder or any subsequent owner of such rights and powers unless all Registrable Securities are transferred or assigned.  Each of the parties hereto acknowledge and agree that, in accordance with the terms of the Option Agreements, each of the Borrower and Petersen (in the case of Petersen, collectively) may assign and transfer to one or more Affiliates of the Borrower all or part of the Option and that, in such case, each of the Option Parties agree to require such assignee to undertake to accept all of such assigning Option Party’s rights and obligations under this Agreement in respect of the Option Securities corresponding to the portion of the Option assigned to such Affiliate.

(f)  [Reserved]

(g)  Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

(h)  Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company, the Option Collateral Agent, the Option Administrative Agent and the Holders of at least a majority in number of the Registrable Shares then outstanding.  The Company and the Seller agree not to amend the Senior Lenders RRA without the previous written consent of the Option Administrative Agent, with a copy of such consent delivered to the Option Collateral Agent.

(i)  Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except to the extent that such party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall to the extent practicable provide the other parties with an opportunity to review and comment on such release or announcement in advance of its issuance.

(j)  Expenses.  Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses.

(k)  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l)  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

(m)  Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(n)  Authorized Agent.  The Company, the Seller and the Borrower agree that any suit, action or proceeding against them brought by any Holder, the directors, officers, employees and agents of any Holder, or by any person who controls any Holder, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  Each of the Company, the Seller and the Borrower hereby appoints CT Corporation System, 111 8th Avenue, New York, NY 10016, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Holder, the directors, officers, employees, Affiliates and agents of any Holder, or by any person who controls any Holder, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding.  Each of the Company, the Seller and the Borrower severally and not jointly hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and each of the Company, the Seller and the Borrower severally and not jointly agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company and the Borrower.

(o)  Additional Amounts.  All fees, payments, expense reimbursements and other amounts of any kind whatsoever required to be paid by the Company, the Seller and the Borrower pursuant to this Agreement shall be made free and clear of and without withholding or deduction for, or on account of, any taxes, duties, assessments, or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Argentina in the case of the Company and Spain in the case of the Seller and the Borrower or any other political subdivision thereof, or any authority or agency thereof or therein having power to levy the same in the relevant jurisdiction, unless such withholding or deduction is required by law or by the official, judicial or administrative interpretation thereof.  In such event, the Company, the Seller or the Borrower, as applicable, will pay such additional amounts (the “Additional Amounts”) as will result in the receipt by the Holders or such other party of such amounts as would have been received in respect of any such fees, payments, expense reimbursements and other amounts had no such taxes, duties, assessments or governmental charges been required to be withheld or deducted.

(p)  Currency.  Each reference in this Agreement to U.S. dollars  (the “relevant currency”), including by use of the symbol “$”, is of the essence.  To the fullest extent permitted by law, the obligation of the Company, the Seller and the Borrower in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment.  If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company, the Seller or the Borrower, as applicable, will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall.  Any obligation of the Company, the Seller or the Borrower not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

(q)  Waiver of Immunity.  To the extent that the Company, the Seller or the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company, the Seller or the Borrower, as applicable, hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

(r)  Calculation of Time Periods.  Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

(s)   Responsibilities of the Option Collateral Agent.  Notwithstanding any contrary provision in this Agreement, the Option Collateral Agent shall have no obligation to act under this Agreement unless instructed to so act by the Option Administrative Agent.  Neither the Option Collateral Agent, its agents nor its affiliates shall be liable for any act or omission made in connection with this Agreement except in the case of their own gross negligence or willful misconduct.

(t)  Responsibilities of the Option Administrative Agent.  The Option Administrative Agent shall have no obligation to act under this Agreement on behalf of any Holder (other than the Option Collateral Agent) unless such Holders shall have provided the Option Administrative Agent with an indemnity satisfactory to it and shall have made arrangements satisfactory to the Option Administrative Agent to pay the Option Administrative Agent’s costs and expenses. In connection with any unregistered sale of Option Securities, the Option Administrative Agent shall be entitled to require the purchasers thereof to enter into a separate agreement evidencing such indemnity, expense provisions and other reasonable provisions regarding it role under this Agreement.  Neither the Option Administrative Agent, its agents nor its affiliates shall be liable to any Holder for any act or omission made in connection with this Agreement except in the case of their own gross negligence or willful misconduct.

(u)  Joinder by Option Collateral Agent and Option Administrative Agent.   The Seller and the Company hereby acknowledge and agree that in connection with any Option Financing, the Option Collateral Agent and Option Administrative Agent under the Option Financing Facility shall have the right to become parties to this Agreement (in their respective capacities) upon execution and delivery by such Option Collateral Agent and Option Administrative Agent to each of the Company, Seller and the Option Parties of the Joinder Agreement attached hereto in the form of Exhibit B.  Upon execution and delivery of such Joinder Agreement by the Option Collateral Agent and the Option Administrative Agent, such Option Collateral Agent and Option Administrative Agent (and, upon the occurrence of a Collateral Trigger Event, each Holder) shall immediately become a party to this Agreement, entitled to all rights, benefits and privileges hereof and bound by all obligations applicable to a Holder under this Agreement, without the need of any further action, acknowledgement or consent by any other party hereto.

In Witness Whereof, the parties hereto have executed this Agreement as of the date and year first written above.

YPF SOCIEDAD ANÓNIMA

By:
Name:
Title

Repsol YPF, S.A.

By:
Name:
Title

PETERSEN ENERGIA, S.A.

By:
Name:
Title

Enrique Eskenazi

Sebastián Eskenazi

Matías Eskenazi Storey

Ezequiel Eskenazi Storey

Signature page to Registration Rights Agreement

Exhibit A

[FILED AS EXHIBIT 7.03]

Exhibit B

[Joinder Agreement]

JOINDER AGREEMENT

This Joinder Agreement, is made as of the ___th day of [______], 20[__] (this “Joinder Agreement”), by [____________] (the “[Collateral Agent] / [Administrative Agent]”), pursuant to Section 10(u) of the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of February 21, 2008, by and among YPF Sociedad Anónima, an Argentine company (the “Company”), Repsol YPF, S.A., a Spanish company (the “Seller”), Petersen Energía, S.A., a Spanish special purpose company (the “Borrower”), Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, “Petersen” and, together with Borrower, the “Option Parties”), the Option Collateral Agent, the Option Administrative Agent and the Holders (each as defined therein).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Rights Agreement.

In connection with the Option Financing Facility under which the undersigned has been appointed as [Administrative Agent] [Collateral Agent] and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

The undersigned hereby joins in and agrees to be bound by each and all of the provisions of the Registration Rights Agreement as the [Option Collateral Agent] [Option Administrative Agent] thereunder.  The undersigned further agrees to execute and deliver all other documents and instruments and take all other actions as may be required under or pursuant to the Registration Rights Agreement or as reasonably required by the Company in connection herewith.

IN WITNESS WHEREOF, the undersigned [Option Collateral Agent][Option Administrative Agent] has caused this Joinder Agreement to be executed and delivered to each of the Company, Seller and the Option Parties as of the date first above written.

[OPTION COLLATERAL AGENT / OPTION ADMINISTRATIVE AGENT]

By:
Name:
Title: